Issuer Free Writing Prospectus Filed by Mitsubishi UFJ Financial Group, Inc.
Pursuant to Rule 433 Reg-Statement No. 333-229697 July 13, 2020

5-Year Fixed Rate Notes Due 2025

10-Year Fixed Rate Notes Due 2030

5-Year Fixed Rate Notes Due 2025

Issuer:	Mitsubishi UFJ Financial Group, Inc.

Size:	U.S.$ 1,750,000,000

Issuer Ratings (Moody’s / S&P / Fitch)*:	A1 / A- / A-

Expected Security Ratings (Moody’s / S&P / Fitch)*:	A1 / A- / A-

Security Type:	Senior Notes

Currency:	U.S.$

Interest:	1.412% per annum

Trade Date:	July 13, 2020

Settlement Date:	July 17, 2020

Maturity:	July 17, 2025

Interest Payment Dates:	Semi-annually in arrears on January 17 and July 17 of each year

First Interest Payment Date:	January 17, 2021

Pricing Benchmark:	0.250 % due 6/2025

Benchmark Spot (Price/Yield):	99-27 / 0.282%

Spread to Benchmark:	113 basis points

Issue Price:	100% of principal amount plus accrued interest, if any, from July 17, 2020

Yield to Maturity:	1.412%

Underwriting Discount:	0.35%

Net Proceeds before Expenses:	U.S.$ 1,743,875,000

Day Count:	30/360

Business Days:	New York and Tokyo

Business Day Convention:	Following Business Day Convention

Denominations:	U.S.$200,000 x U.S.$1,000

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Governing Law:	New York law

Billing & Delivering:	Morgan Stanley & Co. LLC

Joint Lead Managers and Joint Bookrunners:	Morgan Stanley & Co. LLC MUFG Securities Americas Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	Barclays Capital Inc. BofA Securities, Inc. Citigroup Global Markets Inc. Wells Fargo Securities, LLC

Co-Managers:

Bank of China Limited

BNP Paribas

Crédit Agricole Corporate and Investment Bank

HSBC Securities (USA) Inc.

Nomura Securities International, Inc.

Société Générale

TD Securities (USA) LLC

UBS Securities LLC

Security Codes:	CUSIP: 606822 BS2 ISIN: US606822BS23 Common Code: 220596435

10-Year Fixed Rate Notes Due 2030

Issuer:	Mitsubishi UFJ Financial Group, Inc.

Size:	U.S.$ 1,250,000,000

Issuer Ratings (Moody’s / S&P / Fitch)*:	A1 / A- / A-

Expected Security Ratings (Moody’s / S&P / Fitch)*:	A1 / A- / A-

Security Type:	Senior Notes

Currency:	U.S.$

Interest:	2.048% per annum

Trade Date:	July 13, 2020

Settlement Date:	July 17, 2020

Maturity:	July 17, 2030

Interest Payment Dates:	Semi-annually in arrears on January 17 and July 17 of each year

First Interest Payment Date:	January 17, 2021

Pricing Benchmark:	0.625% due 5/2030

Benchmark Spot (Price/Yield):	100-02 / 0.618%

Spread to Benchmark:	143 basis points

Issue Price:	100% of principal amount plus accrued interest, if any, from July 17, 2020

Yield to Maturity:	2.048%

Underwriting Discount:	0.45%

Net Proceeds before Expenses:	U.S.$ 1,244,375,000

Day Count:	30/360

Business Days:	New York and Tokyo

Business Day Convention:	Following Business Day Convention

Denominations:	U.S.$200,000 x U.S.$1,000

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Governing Law:	New York law

Billing & Delivering:	MUFG Securities Americas Inc.

Joint Lead Managers and Joint Bookrunners:	Morgan Stanley & Co. LLC MUFG Securities Americas Inc. BofA Securities, Inc.

Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:

Bank of China Limited

BNP Paribas

Crédit Agricole Corporate and Investment Bank

HSBC Securities (USA) Inc.

Nomura Securities International, Inc.

Société Générale

TD Securities (USA) LLC

UBS Securities LLC

Security Codes:	CUSIP: 606822 BU7 ISIN: US606822BU78 Common Code: 220728960

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus dated February 15, 2019 (the “Base Prospectus”)) and a preliminary prospectus supplement dated July 13, 2020 (the “Preliminary Prospectus Supplement,” and together with the Base Prospectus, the “Preliminary Prospectus”) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the Preliminary Prospectus for this offering, and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in the transaction will arrange to send you the Preliminary Prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289) of Singapore (the “SFA”), the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the securities are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.